Exhibit 16.1

November 25, 2009

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the information under the caption “Change in Accountants” in the Registration Statement on Form S-1 dated November 25, 2009, of RedPrairie Holding, Inc., (the Company) and are in agreement with the statements contained therein. We have no basis to agree or disagree with the statement contained in the first paragraph therein that indicates that the Company did not consult with PricewaterhouseCoopers on any financial or accounting reporting matters.

Very truly yours,

/s/ Ernst & Young LLP